Exhibit 99.1
ANALOG DEVICES COMPLETES SALE OF CELLULAR HANDSET RADIO AND BASEBAND CHIPSET OPERATIONS TO MEDIATEK
NORWOOD, Massachusetts – Analog Devices, Inc. (NYSE: ADI) today announced that it has completed the sale of its cellular handset radio and baseband chipset operations to MediaTek, Inc. (TWSE: 2454, “MediaTek”). On September 10, 2007, ADI announced that it signed a definitive agreement to sell this business to MediaTek. For a total cash consideration of approximately $350 million, Mediatek acquired the assets related to the Othello® radio transceiver and SoftFone® baseband chipset business, as well as certain cellular handset baseband support operations. ADI will record a one-time gain related to this transaction in the first quarter of fiscal year 2008, which ends February 2, 2008. ADI began accounting for the divested operations as discontinued operations in the fourth quarter of fiscal 2007.
ADI continues to invest in the wireless handset market by focusing in areas where the audio, video, connectivity, and power efficiency capabilities in a range of wireless multimedia devices can be significantly enhanced through innovative analog, micro-electro mechanical systems (MEMS), and programmable digital signal processing (DSP) technology.
About Analog Devices
Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the most long-standing, high-growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers around the world, representing virtually all types of electronics equipment. Celebrating more than 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices’ common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index. For more information, please visit ADI’s website at www.analog.com.
This press release contains forward-looking statements which address a variety of subjects including, for example, the expected benefits of the transaction to ADI and ADI’s future wireless handset strategy. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. Such statements are based on current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the expected benefits of the transaction may not be achieved in a timely manner, or at all; ADI may not achieve its future wireless handset strategy in a timely manner, and disruption from the transaction may adversely affect relationships with customers, suppliers or employees. For detailed information about factors that could cause ADI’s actual results to differ materially from those described in the forward-looking statements, please refer to ADI’s filings with the Securities and Exchange Commission, including ADI’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.
CONTACT: Analog Devices, Inc.
Maria Tagliaferro, 781-461-3282
Director of Corporate Communications
maria.tagliaferro@analog.com